EXHIBIT 99.1

Press Release

Invisa, Inc. Changes its Name to

Uniroyal Global Engineered Products, Inc.

Company adopts globally recognized brand

SARASOTA, FL., July 16, 2015- Uniroyal Global Engineered Products, Inc. (OTCQB: UNIR) (“Uniroyal Global Engineered Products” or the “Company”) today announced that the effective date for the previously announced change of the Company's name from "Invisa" to "Uniroyal Global Engineered Products” was July 15, 2015. The Company's common stock will begin trading on OTCQB under its new trading symbol "UNIR" effective today. The Company's website also will be changing on July 16, 2015 to www.uniroyalglobal.com.

The Company's common stock has been assigned a new CUSIP number of 90916U107 in connection with the name change. Outstanding stock certificates will not be affected by the name change and will not need to be exchanged.

All stock trading, filings and market-related information will be reported under the new corporate name and trading symbol.

“The name change from Invisa to Uniroyal Global Engineered Products, Inc. comes at an important moment in our company’s history,” stated Howard R. Curd, Co-Chairman and CEO of Uniroyal Global Engineered Products, Inc. “The Uniroyal name carries a rich heritage and the strength of our Naugahyde and Ambla brands along with others in our product portfolio has opened doors in new and emerging markets. With our acquisition of Wardle Storeys in 2013, we now represent a global company with clear branding and a cohesive global marketing approach,” added Curd.

About Uniroyal Global Engineered Products:

Uniroyal Global Engineered Products (OTCQB: UNIR) is a leading manufacturer of vinyl coated fabrics that are durable, stain resistant, cost-effective alternatives to leather, cloth and other synthetic fabric coverings. Uniroyal Global Engineered Products revenues in 2014 were derived 63% from the automotive industry and approximately 37% from the recreational, industrial, indoor and outdoor furnishings, hospitality and health care markets.

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Forward Looking Statements:

Except for statements of historical fact, certain information contained in this press release constitutes forward-looking statements, including, without limitation, statements containing the words “believe,” “expect,” “anticipate,” “intend,” “expect,” “should,” “planned,” “estimated” and “potential” and words of similar import, as well as all references to the future. These forward-looking statements are based on Invisa’s current expectations. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company´s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company´s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company´s business include, but are not limited to, the following: uncertainties relating to economic conditions, uncertainties relating to customer plans and commitments, the pricing and availability of equipment, materials and inventories, technological developments, performance issues with suppliers, economic growth, delays in testing of new products, the Company’s ability to successfully integrate acquired operations, the Company’s dependence on key personnel, the Company’s ability to protect its intellectual property rights, the effectiveness of cost-reduction plans, rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Corporate Contact: Elizabeth Henson; telephone: 941-870-3950; email: lhenson@uniroyalglobal.com

Public Relations: Vic Allgeier; TTC Group, Inc.; telephone: 646-290-6400; email: vic@ttcominc.com

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